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                                                                     Exhibit 2.2

                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made as of the 9th day of March, 1999, by and between VORNADO CRESCENT LOGISTICS OPERATING PARTNERSHIP, a Delaware general partnership ("Purchaser"), and URS LOGISTICS, INC., a Delaware corporation ("Seller").

                             W I T N E S S E T H:

      WHEREAS, Seller is in the business of providing refrigerated, frozen and dry warehouse storage services, logistics, distribution and transportation services and other services and limited mining operations (collectively, the "Business"); and

      WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, substantially all of the assets of Seller used or held for use in the Business except for the Excluded Assets (as hereinafter defined) pursuant to the terms of this Agreement; and

      WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the transactions contemplated herein and certain additional agreements related thereto.

      NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                    ARTICLE 1
                      PURCHASE AND SALE OF PURCHASED ASSETS

      1.1 Assets to be Acquired. Subject to and upon the terms and conditions set forth herein, Purchaser hereby agrees to purchase from Seller, and Seller hereby agrees to sell, transfer and assign to Purchaser all of the tangible and intangible assets of Seller (but excluding the Excluded Assets) used or held for use in connection with the Business, including, without limitation, the following (collectively, the "Purchased Assets"):

            (a) all of Seller's vehicles and equipment (excluding refrigeration equipment which is part of the real estate) used or held for use by Seller in connection with the Business as of the Closing (as hereinafter defined), including, but not limited to, tools, fork lifts, racks, supplies, computers and computer equipment, furniture and fixtures and those items listed on Schedule 1.1(a) attached hereto (the "Fixed Assets"); and

            (b) all of Seller's right, title and interest in, to and under all written or oral contracts, license agreements and all other agreements, commitments and other instruments to which the Purchased Assets are subject or bound or that otherwise pertain to the Business including without limitation the agreements set forth in Schedule 1.1(b) attached hereto (collectively, the "Contracts"); and

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            (c) all of Seller's interest in, and rights and benefits accruing to
Seller under, those certain leases to which Seller is a party and which pertain to the Business as identified on Schedule 1.1(c) attached hereto (collectively, the "Assumed Leases"); and

            (d) all of Seller's membership interest in and to AmeriCold Logistics, LLC, a Delaware limited liability company ("AmeriCold Logistics I"), which is wholly owned by Seller; and

            (e) all rights and interests of Seller in any trademarks, service marks, copyrights, logos, patents, inventions, processes, franchises, registrations, license agreements, trade secrets, customer lists, trade lists and trade or service names used in the Business, including without limitation those marks and names listed on Schedule 1.1(e) attached hereto (collectively, the "Intellectual Property"); and

            (f) all of Seller's licenses, consents, permits, variances, certifications and approvals of governmental agencies used or held for use in connection with the Business, to the extent assignable; and

            (g) all of Seller's right, title and interest in and to its telephone numbers and the directory advertising for such telephone numbers for each of its facilities and offices, to the extent assignable; and

            (h) all of Seller's right, title and interest in and to its books and records related to the Business and the Purchased Assets; and

            (i) all of Seller's right, title and interest in and to its computer software and licenses therefor and any proprietary technology and processes;

            (j) all of Seller's right, title and interest in and to any voting securities of any corporation or other entity; and

            (k) all of Seller's right, title and interest in and to all of the cash, accounts receivable, other rights to receive payment from customers of the Business and all other current assets relating to the Business (other than rents receivable under Master Lease I); and

            (l) all of Seller's right, title and interest in and to all other tangible and intangible personal property used or held for use in connection with the Business.

      1.2 Excluded Assets. Notwithstanding anything to the contrary contained in
Section 1.1 hereof, the Purchased Assets shall not in any event include any real estate assets of Seller including, without limitation, land, buildings and other improvements thereon, including, without limitation, warehouse refrigeration equipment (other than the interests being assigned that are covered by the Assumed Leases and the leasehold interests being conveyed by Master Lease I and Master Lease II and any real estate owned by AmeriCold Logistics I or its subsidiaries).


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      1.3 Conveyance of Assets. The conveyance, transfer and delivery of the
Purchased Assets shall be made by Seller and accepted by Purchaser as of the Closing Date (as hereafter defined) as follows:

            (a) Seller shall execute and deliver to Purchaser a blanket bill of sale of tangible personal property and general assignment of intangible personal property in the form of Exhibit 1.3(a) attached hereto and made a part hereof (the "Bill of Sale");

            (b) Seller and Purchaser shall execute and deliver an Assignment and Assumption of Contracts in the form of Exhibit 1.3(b) attached hereto and made a part hereof (the "Assignment of Contracts");

            (c) Seller and Purchaser shall execute and deliver an Assignment and Assumption of Master Lease in the form of Exhibit 1.3(c) attached hereto and made a part hereof (the "Assignment of Master Lease I") assigning the tenant's interest in that certain Master Lease Agreement ("Master Lease I") dated April, 1998 between Seller and URS Real Estate, L.P.

            (d) Seller and Purchaser shall execute and deliver an Assignment and Assumption of Customer Leases in the form of Exhibit 1.3(d) attached hereto and made a part hereof (the "Assignment of Customer Leases");

            (e) Seller and Purchaser shall execute and deliver an Assignment and Assumption of Equipment Leases in the form of Exhibit 1.3(e) attached hereto and made a part hereof (the "Assignment of Equipment Leases");

            (f) Seller and Purchaser shall execute and deliver an Assignment and Assumption of Office Lease in the form of Exhibit 1.3(f) attached hereto and made a part hereof (the "Assignment of Office Lease");

            (g) Seller and Purchaser shall execute and deliver a second Master Lease Agreement in the form of Exhibit 1.3(g) attached hereto and made a part hereof ("Master Lease II"); and

            (h) Seller and Purchaser shall execute and deliver an Assignment of Membership Interest of AmeriCold Logistics, LLC in the form of Exhibit 1.3(h) attached hereto and made a part hereof ("Assignment of AmeriCold Logistics, LLC"); and

            (i) Seller shall execute and deliver such additional instruments of sale, transfer, conveyance and assignment as of the Closing Date as counsel to Purchaser shall reasonably deem necessary or appropriate to transfer the Purchased Assets to Purchaser.

Purchaser may direct Seller to convey any or all of the Purchased Assets directly to Purchaser's wholly owned subsidiary, AmeriCold Logistics II, LLC, a Delaware limited liability company ("AmeriCold Logistics II"), in which event all of the rights and obligations of Purchaser under this Agreement with respect to any of the Purchased Assets so conveyed shall be hereby assigned to and assumed by AmeriCold Logistics II.


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      1.4 Assumption of Liabilities. Purchaser agrees to assume, from and after the Closing Date, (i) all duties and obligations of Seller under the Contracts,
(ii) all duties and obligations of Seller under the Assumed Leases, and (iii) all of the accounts payable and other current liabilities of Seller (other than current debt service on any loans) with respect to the Business and the Purchased Assets; provided, however, that Purchaser shall not assume any of the Seller Transaction Expenses, as defined and provided in Section 3.6 hereof.

      1.5 Closing. The closing of the transaction contemplated herein (the "Closing") shall occur no later than March 15th, 1999 (the date of Closing to be herein referred to as the "Closing Date") and shall take place at the offices of Arnall Golden & Gregory, LLP or by the exchange of documents and instruments by mail, courier, telecopy and wire transfer to the extent mutually acceptable to the parties hereto upon compliance with the terms, conditions and contingencies contained herein. All computations, adjustments, and transfers for the purposes hereof shall be effective as 11:59 p.m. on the Closing Date.

                                    ARTICLE 2
                 PURCHASE PRICE; ESTIMATED CLOSING AMOUNT AND
                           PURCHASE PRICE ADJUSTMENTS

      2.1 Purchase Price. The purchase price to be paid to Seller at Closing for the Purchased Assets ("Purchase Price") shall be $17,837,867 and shall be payable in cash or other immediately available funds at Closing.

      2.2 Adjustment to Purchase Price for Working Capital. The Purchase Price is based upon the presumption that the Net Working Capital (as hereinafter defined) of the Business (excluding any working capital of AmeriCold Logistics
I) as of the Closing Date is $982,100 ("Projected Net Working Capital"). In the event the actual Net Working Capital of the Business as of the Closing Date ("Closing Net Working Capital") is determined to be less than or greater than Projected Net Working Capital, the Purchase Price shall be adjusted in the following manner: Within thirty (30) days following the Closing Date, the actual Net Working Capital as the Closing Date shall be determined by Seller and such determination shall be subject to reasonable review and confirmation by Purchaser. The Purchase Price shall be increased by the amount that Closing Net Working Capital exceeds Projected Net Working Capital. The Purchase Price shall be reduced by the amount that Projected Net Working Capital exceeds Closing Net Working Capital. Any adjustment to the Purchase Price pursuant to this Section
2.2 shall be due and payable by the applicable party within ten (10) days following determination of the Closing Net Working Capital. For purposes of this Agreement, "Net Working Capital" shall mean the current assets of Seller with respect to the Business and the Purchased Assets minus the current liabilities of Seller with respect to the Business and the Purchased Assets (other than current debt service on any loans) as determined in accordance with generally accepted accounting principles; provided, however, the Net Working Capital of Seller does not include any assets or liabilities of AmeriCold Logistics I.

      2.3 Adjustment to Purchase Price for Certain Capital Expenditures. The Purchase Price is based upon the presumption that Purchaser will incur capital expenditures for the Business (excluding capital expenditures of AmeriCold Logistics I) in the amount of at least $1,534,784


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("Projected Capital Expenditures") during the period from the Closing Date until the last day of the twelfth calendar month following the month in which the Closing occurs ("Capital Expenditure Period"). In the event the actual amount of capital expenditures for the Business (excluding capital expenditures of AmeriCold Logistics I) during the Capital Expenditure Period ("Actual Capital Expenditures") is less than the Projected Capital Expenditures, the Purchase Price shall be increased by the difference between the Projected Capital Expenditures and the Actual Capital Expenditures. Within sixty (60) days following the end of the Capital Expenditure Period, Purchaser shall deliver to Seller written documentation evidencing, to Seller's reasonable satisfaction, the Actual Capital Expenditures by Purchaser during the Capital Expenditure Period. Any adjustment to the Purchase Price pursuant to this Section 2.3 shall be due and payable by Purchaser within ninety (90) days following the end of the Capital Expenditure Period.

                                    ARTICLE 3
                              ADDITIONAL COVENANTS

      3.1 Due Diligence. Prior to the Closing Date, Seller shall have delivered to Purchaser all schedules (the "Disclosure Schedules") containing information regarding the Seller required to be attached hereto. The Disclosure Schedules shall be deemed for all purposes of this Agreement to constitute an integral part of this Agreement and the representations and warranties of the Seller contained therein. The parties hereto acknowledge and agree that the information in the Disclosure Schedules are provided based upon the knowledge of Seller, without any inquiry, and no representations or warranties whatsoever are hereby made with respect to the completeness or accuracy of the Disclosure Schedules.

      3.2 Employment Matters. Purchaser and AmeriCold Logistics II shall have the right to hire any and all of the employees of the Business as of the Closing Date. From and after the date of this Agreement, Seller shall assist Purchaser and AmeriCold Logistics II with transferring the employees of the Business to Purchaser and AmeriCold Logistics II so that the transfer is accomplished on the Closing Date. Seller shall be responsible for providing all notices and other communications to employees of Seller which may be required under the Worker Adjustment and Retraining Act (the "WARN Act") or any other applicable statute, law or regulation in connection with the transaction contemplated hereby. Seller shall terminate all of its employees employed by the Business whom Purchaser and AmeriCold Logistics II hire effective as of the Closing Date. Seller shall pay all obligations, imposed by law or otherwise, to such employees for all periods through the Closing Date, including, without limitation, obligations for payroll, vacation time, sick time and other obligations in connection with such employees. Seller shall assist Purchaser and AmeriCold Logistics II in continuing the Employee Benefit Plans. Purchaser and AmeriCold Logistics II shall assume all the obligations and liabilities whatsoever in respect of severance, accrued vacation or sick leave, WARN Act, income tax withholding, payroll and/or unemployment tax, workers' compensation, pension, profit-sharing, health insurance, FMLA (as hereinafter defined), COBRA (as hereinafter defined) or any other employee or other benefit liabilities in respect of any employees in the Business or in respect of any Employee Benefit Plans (as hereinafter defined), including, without limitation any contribution, tax, lien, penalty, cost, interest, claim, loss, action, suit, damage, cost assessment, withdrawal liability, liability to the Pension Benefit Guaranty Corporation (the "PBGC"), liability under Section 412 of the Internal Revenue


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Code of 1986, as amended (the "Code") or Section 302(a)(2) of the Employee
Retirement Income Security Act of 1974, as amended ("ERISA") or other similar liability or expense of Seller.

      3.3 Consents. Prior to the Closing, Seller shall deliver to Purchaser copies of all correspondence to and from landlords and tenants of the Assumed Leases and the landlords of the subleased facilities pursuant to Master Lease I and Master Lease II. In addition, prior to the Closing Date, Seller shall deliver to Purchaser consents from the landlords and/or tenants as applicable of the Assumed Leases and the landlords of the subleased facilities pursuant to Master Lease I and Master Lease II. Purchaser agrees to cooperate with Seller, upon Seller's request, in Seller's effort to obtain the required consents. Any charges imposed by the landlords or other parties for such consents shall be borne by Seller.

      3.4 Allocation of Purchase Price Among Purchased Assets. The Purchase Price shall be allocated for tax purposes among each item or class of Purchased Assets as mutually agreed to by Purchaser and Seller and set forth on Schedule
3.4 attached hereto. Seller and Purchaser agree that they will prepare and file any notice or other filing required pursuant to Section 1060 of the Code, and that any such notices or filings will be prepared based upon such tax allocation of the Purchase Price. Purchaser agrees to send to Seller a completed copy of its Form 8594 ("Asset Acquisition Statement under Section 1060") with respect to this transaction prior to filing such form with the Internal Revenue Service.

      3.5 Tax Matters.

            (a) As used in this Agreement, the following terms have the specified meanings:

                  (i) "Tax Authority" shall mean any United States federal, foreign, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising tax regulatory authority.

                  (ii) "Tax Return" shall mean any return, amended return, estimated return, information return and statement (including any related or supporting information) filed or to be filed with any Tax Authority in connection with the determination, assessment, collection or administration of any Tax.

                  (iii) "Tax(es)" shall mean all taxes, charges, fees, interest, fines, penalties, additions to tax or other assessments, including without limitation, income, excise, environmental, property, sales, gross receipts, gains, transfer, occupation, privilege, employment (including social security and unemployment), use, value added, capital stock or surplus, franchise taxes, advance corporate tax and customs duties imposed by any Tax Authority, payable by Seller or relating to or chargeable against Seller's assets, revenues or income.

            (b) Subject to Section 3.5(c) hereof, Seller shall be solely responsible for and shall pay, without any cost to the Purchaser (i) any and all Taxes for which Seller is or may be liable, arising from Seller's activities, the Business or use of the Purchased Assets prior to Closing (regardless of whether the filing of any Tax Return with respect thereto or payment of any amount


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in respect thereof is filed, paid or due prior to, on or after the Closing
Date), (ii) any Taxes with respect to the acquisition by Purchaser from Seller of the Purchased Assets, and all other Taxes, if any, imposed by any Tax Authority assessed in connection with, on account of or resulting from the consummation of the transfer of the Purchased Assets to the Purchaser.

            (c) Real and personal property ad valorem Taxes, if any, with respect to the Purchased Assets shall be prorated between Seller on the one hand, and the Purchaser on the other hand, as of the Closing Date. Should any amount of such Taxes to be prorated not be fully determined as of the Closing Date, a mutually satisfactory estimate of such amount, made on the basis of Seller's records, shall be used as the basis for settlement at Closing, and the amount finally determined will be prorated and appropriate settlement adjustments made as soon as practicable after such final determination.

            (d) Except as otherwise provided in this Agreement, the parties hereby agree that each of them shall cooperate with the other in executing or causing to be executed any required document and by making available to the other all work papers, records and notes of any kind at all reasonable times for the purpose of allowing the appropriate party to complete Tax Returns, participate in a proceeding, obtain refunds, make any determination required under this Agreement or defend or prosecute Tax claims. Notwithstanding anything to the contrary contained herein, Seller shall have sole and exclusive responsibility and authority to prepare and file all Tax Returns concerning Seller related activities occurring prior to the Closing, including, without limitation, its operation of the Business and its use of the Purchased Assets and all matters under agreements whether or not being assumed by Purchaser (regardless of when such return is filed). Purchaser shall be given copies of any such return related to the Business filed by Seller.

      3.6 Transaction Expenses. All of the expenses incurred by Purchaser in connection with the authorization, negotiation, preparation, execution and performance of this Agreement and other agreements referred to herein and the consummation of the transactions contemplated hereby, including, without limitation, all fees and expenses of agents, representatives, brokers, counsel and accountants for Purchaser, shall be paid by Purchaser ("Purchaser Transaction Expenses"). All expenses incurred by the Seller in connection with the authorization, negotiation, preparation, execution and performance of this Agreement and the other agreements referred to herein and the consummation of the transactions contemplated hereby, including without limitation, all fees and expenses of agents, representatives, brokers, counsel and accountants, shall be paid by the Seller ("Seller Transaction Expenses").

      3.7 Access to Books and Records. After the Closing, Purchaser shall preserve all of the records and books pertaining to the Business and the Purchased Assets relating to the period prior to Closing until the later of (a) the longest time period prescribed by any relevant Tax Authority for the retention of supporting documentation for Tax Returns for periods beginning prior to the Closing date, and regardless of whether such periods end before or after the Closing Date or (b) the seventh anniversary of the Closing Date, and, until such time, make them available, during normal business hours, to Seller and its designees, counsel, accountants, and others authorized by them for inspection and the making of copies thereof.


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      3.8 Operation in Ordinary Course. Seller shall operate the Business in the ordinary course through the Closing Date.

                                    ARTICLE 4
                   REPRESENTATIONS AND WARRANTIES OF SELLER

      In order to induce the Purchaser to enter into this Agreement and consummate the transactions contemplated hereby, Seller represents and warrants to the Purchaser as follows, each of which warranties and representations is material to and relied upon by the Purchaser.

      4.1 Organization and Authority of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all necessary corporate power and authority to own, lease and operate its properties and conduct its business as it is currently being conducted.

      4.2 Corporate Power and Authority; Due Authorization. Seller has full corporate power and authority to execute and deliver this Agreement and each of the Transaction Documents to which Seller is or will be a party and to consummate the transactions contemplated hereby. "Transaction Documents" means each of the agreements, documents and instruments referenced in this Agreement to be executed and delivered by Seller. Prior to the Closing, the directors and the stockholders of Seller shall have duly approved and authorized the execution and delivery of this Agreement and each of the Transaction Documents to which Seller is or will be a party and the consummation of the transactions contemplated hereby and thereby, and no other corporate proceedings shall then be necessary. Assuming that this Agreement and each of the Transaction Documents to which Purchaser is a party constitutes a valid and binding agreement of the Purchaser, this Agreement and each of the Transaction Documents constitutes, or will constitute when executed and delivered, a valid and binding agreement of Seller, in each case enforceable in accordance with its terms, subject to laws of general application in effect affecting creditors' rights and subject to the exercise of judicial discretion in accordance with general equitable principles.

      4.3 Tax Returns and Payments. Seller has correctly and timely filed all Tax Returns required by law to be filed on or before the date of this Agreement and shall correctly and timely file all Tax Returns required by law to be filed on or prior to the Closing Date. All such Tax Returns are true, correct and complete in all respects, and all amounts shown as owing thereon have been paid. No penalties, interest or other charges are or will be due with respect to the late filing of any such Tax Returns. Seller has made all estimated Tax payments required to be made under the Code. Taxes for all Tax periods (or portions thereof) ending prior to or on the Closing Date have been, or prior to the Closing shall be, fully paid.

      4.4 Litigation. To Seller's knowledge, without inquiry, there is not (i) any material claim, legal action, suit, arbitration, governmental investigation or other legal or administrative proceeding affecting the delivery of the Purchased Assets as required hereunder or (ii) order, decree or judgment in progress, pending or in effect or threatened, affecting the delivery of the Purchased Assets as required hereunder and Seller does not know or have reason to know of any basis for the same.


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      4.5 Benefit Plans and ERISA. To Seller's knowledge, without inquiry,
Schedule 4.5 sets forth a true and complete list of each "employee benefit plan" (as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (each such plan, agreement, policy, trust fund or arrangement is referred to herein as an "Employee Benefit Plan", and collectively, the "Employee Benefit Plans" that is currently in effect, or which has been approved before the date hereof but is not yet effective, for the benefit of employees, and their beneficiaries or any other persons performing services for Seller in the Business.

                                    ARTICLE 5
                         REPRESENTATIONS AND WARRANTIES
                                OF THE PURCHASER

      In order to induce Seller to enter into this Agreement and consummate the transactions contemplated hereby, the Purchaser represents and warrants to Seller as follows, each of which representations and warranties is material to and relied upon by Seller:

      5.1 Organization of the Purchaser. The Purchaser is a general partnership duly organized and validly existing under the laws of the State of Delaware and has the power and authority to own its property and to carry on its business as now being conducted by it.

      5.2 Power and Authority; Due Authorization. The Purchaser has full power and authority to execute and deliver this Agreement and each of the other agreements, documents and instruments referenced in this Agreement to which the Purchaser is or will be a party (the "Purchaser's Transaction Documents") and to consummate the transactions contemplated hereby and thereby. Prior to the Closing, the partners of the Purchaser shall have duly approved and authorized the execution and delivery of this Agreement and each of the Purchaser's Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and no other proceedings on the part of the Purchaser are necessary to approve and authorize the execution and delivery of this Agreement and such Purchaser's Transaction Documents and the consummation of the transactions contemplated hereby and thereby. Assuming that this Agreement and each of the Purchaser's Transaction Documents constitutes a valid and binding agreement of Seller, this Agreement and each of the Purchaser's Transaction Documents constitutes, or will constitute when executed and delivered, a valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to laws of general application in effect affecting creditors' rights and subject to the exercise of judicial discretion in accordance with general equitable principles.

                                    ARTICLE 6
                          CONDITIONS TO OBLIGATIONS OF
                             THE PURCHASER TO CLOSE

      Each and every obligation of the Purchaser under this Agreement to be performed on or prior to the Closing shall be subject to the fulfillment, on or prior to the Closing, of each of the following conditions unless and to the extent any such condition is expressly waived in writing by Purchaser:


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      6.1 Representations and Warranties True at Closing. The representations and warranties made by Seller in or pursuant to this Agreement or given on its behalf hereunder shall be true and correct in all material respects on and as of the Closing Date.

      6.2 Obligations Performed. Seller shall have performed and complied in all material respects with all agreements, conditions and obligations required by this Agreement to be performed or complied with by it prior to or at the Closing.

      6.3 Consents. Seller shall have obtained and delivered to Purchaser written consents of all persons or entities whose consent is required to consummate the transactions contemplated herein, if any, and all of such consents shall remain in full force and effect at and as of the Closing, including the consents to assignment of the Assumed Leases and to subleasing under Master Lease I and Master Lease II.

      6.4 Closing Deliveries. Seller shall have delivered to Purchaser each of the following, together with any additional items which Purchaser may reasonably request to effect the transactions contemplated herein:

            (a) possession of the Purchased Assets;

            (b) a certified copy of the corporate resolutions of the directors of Seller authorizing the transactions contemplated herein and the execution, delivery and performance of this Agreement and the Transaction Documents by Seller,

            (c) the documents and instruments described in Section 1.3 hereof;

            (d) written consents from all persons and entities whose consent to the transactions contemplated herein is required;

            (e) any other documents or agreements contemplated hereby and/or necessary or appropriate to consummate the transactions contemplated hereby.

      6.5 Disclosure Schedules. Seller shall have provided Purchaser with updated Disclosure Schedules dated as of the Closing Date.

      6.6 Legality. No federal or state statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which is in effect and has the effect of making the transactions contemplated herein illegal or otherwise prohibiting the consummation of the transactions contemplated herein.

      6.7 No Changes Prior to Closing. After execution of this Agreement and prior to the Closing Date, none of the following shall have occurred:

            (a) damage or destruction in the nature of a casualty loss, whether covered by insurance or not, materially and adversely affecting the Business; or


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            (b) the legal inability of Seller to convey, assign and transfer to
Purchaser any material portion of the Purchased Assets with the effect of materially and adversely affecting the ability of Purchaser to utilize the Purchased Assets in a manner consistent with the operation of the Business.

                                    ARTICLE 7
                       CONDITIONS TO SELLER'S OBLIGATIONS

      Each and every obligation of Seller under this Agreement to be performed on or prior to the Closing, shall be subject to the fulfillment, on or prior to the Closing, of each of the following conditions unless and to the extent any such condition is specifically waived in writing by Seller:

      7.1 Representations and Warranties True at Closing. The representations and warranties made by Purchaser in or pursuant to this Agreement or given on its behalf hereunder shall be true and correct in all material respects, on and as of the Closing Date.

      7.2 Obligations Performed. The Purchaser shall have performed and complied in all material respects with all agreements, conditions and obligations required by this Agreement to be performed or complied with by it prior to or at the Closing.

      7.3 Closing Deliveries. The Purchaser shall have delivered to Seller each of the following, together with any additional items which Seller may reasonably request to effect the transactions contemplated herein:

            (a) the Purchase Price;

            (b) evidence of the authority of the Purchaser to consummate the transactions contemplated herein and the execution, delivery and performance of this Agreement and the Purchaser's Transaction Documents by the Purchaser;

            (c) the documents and instruments described in Section 1.3 hereof;

            (d) any other documents or agreements contemplated hereby and/or necessary or appropriate to consummate the transactions contemplated hereby.

      7.4 Legality. No federal or state statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which is in effect and has the effect of making the transactions contemplated herein illegal or otherwise prohibiting the consummation of the transactions contemplated herein.

                                    ARTICLE 8
                            MISCELLANEOUS PROVISIONS

      8.1 Severability. If any provision of this Agreement is prohibited by the laws of any jurisdiction as those laws apply to this Agreement, that provision shall be ineffective to the extent of such prohibition and/or shall be modified to conform with such laws, without invalidating the remaining provisions hereto.

      8.2 Modification. This Agreement may not be changed or modified except in writing specifically referring to this Agreement and signed by each of the parties hereto.

      8.3 Assignment, Survival and Binding Agreement. This Agreement and the Transaction Documents and the Purchaser's Transaction Documents may not be assigned by the Seller without the prior written consent of Purchaser. The terms and conditions hereof shall survive the Closing as provided herein and shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

      8.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      8.5 Notices. All notices, requests, demands, claims or other communications hereunder will be in writing and shall be deemed duly given if personally delivered, sent by a recognized overnight delivery service which guarantees next day delivery ("Overnight Delivery") or mailed by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

If to Seller:                       URS Logistics, Inc.
                                    10 Glenlake Parkway, Suite 800
                                    Atlanta, Georgia 30328
                                    Attn:  President
                                    Telefax: (678)  441-6847

      with a copy to:               Vornado Realty Trust
                                    Park 80 West, Plaza II
                                    Saddle Brook, New Jersey 07663
                                    Attn: ____________________
                                    Telefax: (201) 587-0600

If to the Purchaser:                Vornado Crescent Logistics
                                    Operating Partnership
                                    c/o AmeriCold Logistics II, LLC
                                    10 Glenlake Parkway, Suite 800
                                    Atlanta, Georgia 30328
                                    Attn:  President
                                    Telefax: (678) 441-6847

or at such other address as any party hereto notifies the other parties hereof in writing. The parties hereto agree that notices or other communications that are sent in accordance herewith (i) by personal delivery, will be deemed received on the day sent or on the first business day thereafter if not sent on a business day, (ii) by Overnight Delivery, will be deemed received on the first
business day immediately following the date sent, and (iii) by U.S. mail, will be deemed received three (3) business days immediately following the date sent. For purposes of this Agreement, a "business day" is a day on which Purchaser is open for business and shall not include a Saturday or Sunday or legal holiday. Notwithstanding anything to the contrary in this Agreement, no action shall be required of the parties hereto except on a business day and in the event an action is required on a day which is not a business day, such action shall be required to be performed on the next succeeding day which is a business day.

      8.6 Entire Agreement; No Third Party Beneficiaries. This Agreement, together with the Exhibits and Schedules attached hereto, constitutes the entire agreement and supersedes any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, is not intended to confer upon any person other than Seller and Purchaser, any rights or remedies hereunder.

      8.7 Further Assurances. The parties to this Agreement agree to execute and deliver, both before and after the Closing, any additional information, documents or agreements contemplated hereby and/or necessary or appropriate to effect and consummate the transactions contemplated hereby. Seller agrees to provide to Purchaser, both before and after the Closing, such information as Purchaser may reasonably request in order to consummate the transactions contemplated hereby and to effect an orderly transition of the Business following Closing.

      8.8 Governing Law and Submission to Jurisdiction. Except as otherwise expressly provided herein, this Agreement shall be governed by and construed under the laws of the State of Delaware without giving effect to otherwise applicable principles of conflicts of laws.

      8.9 Pronouns. All personal pronouns in this Agreement, whether used in the masculine, feminine or neuter gender shall include all other genders, and the singular shall include the plural and the plural shall include the singular.

      8.10 Survival of Representations and Warranties. The representations and warranties set forth in this Agreement shall survive the Closing for a period of one year and thereafter such representations and warranties shall be null and void with no further force and effect.

                            [Signatures on next page]

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                    PURCHASER:

                                    VORNADO CRESCENT LOGISTICS
                                    OPERATING PARTNERSHIP

                                    By:  Vornado Operating, L.P.
                                    Its: General Partner

                                    By:  Vornado Operating Company
                                    Its: General Partner

                                    By:   /s/ Irwin Goldberg
                                       --------------------------------
                                          Irwin Goldberg
                                          Vice President and CFO


                                    SELLER:

                                    URS LOGISTICS, INC.

                                    By:   /s/ Daniel F. McNamara
                                       --------------------------------
                                    Name: Daniel F. McNamara
                                    Its:  President

                         LIST OF SCHEDULES AND EXHIBITS


Schedule 1.1(a)   Fixed Assets
Schedule 1.1(b)   Contracts
Schedule 1.1(c)   Assumed Leases
Schedule 1.1(e)   Intellectual Property
Schedule 3.4      Purchase Price Allocation
Schedule 4.5      Employee Benefit Plans

Exhibit 1.3(a)    Bill of Sale
Exhibit 1.3(b)    Assignment of Contracts
Exhibit 1.3(c)    Assignment of Master Lease I
Exhibit 1.3(d)    Assignment of Customer Leases
Exhibit 1.3(e)    Assignment of Equipment Leases
Exhibit 1.3(f)    Assignment of Office Lease
Exhibit 1.3(g)    Master Lease II
Exhibit 1.3(h)    Assignment of AmeriCold Logistics, LLC